Exhibit 10.45

NOBLE ENVIRONMENTAL POWER

ANNUAL INCENTIVE PLAN

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6.3	Participation	4
6.4	Successors	4
6.5	Nontransferability of Awards	4

SECTION 7	AMENDMENT, TERMINATION AND DURATION	5

7.1	Amendment, Suspension or Termination	5
7.2	Duration of the Plan	5

SECTION 8	LEGAL CONSTRUCTION	5

8.1	Gender and Number	5
8.2	Severability	5
8.3	Requirements of Law	5
8.4	Governing Law	5
8.5	Captions	5

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NOBLE ENVIRONMENTAL POWER

ANNUAL INCENTIVE PLAN

SECTION 1
BACKGROUND AND PURPOSE

1.1           Effective Date.  The Board adopted the Plan effective as of January 1, 2008.

1.2           Purpose of the Plan.  The Plan is intended to increase stockholder value and the success of the Company by motivating employees (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1           “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3.4 to modify the award.

2.2           “Affiliate” means any corporation or other entity (including, but not limited to, limited liability companies, partnerships and joint ventures) controlled by the Company.

2.3           “Board” means the Board of Managers (or similar governing body) of the Company.

2.4           “Bonus Pool” means the pool of funds available for distribution to Participants.  Subject to the terms of the Plan, the Committee establishes the Bonus Pool for each Performance Period.

2.5           “Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6           “Committee” means the Board or the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.7           “Company” means Noble Environmental Power, LLC, a Delaware limited liability company, or any successor thereto.

2.8           “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.9           “Employee” means any employee of the Company or of an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.10         “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.11         “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Committee in its sole discretion.  A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over 12 months and other criteria over 3 months.

2.12         “Plan” means the Noble Environmental Power Annual Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.13         “Target Award” means the target award, at 100% performance achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3.2.

2.14         “Termination of Service” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1           Selection of Participants.  The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period.  Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis.  Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

3.2           Determination of Target Awards.  The Committee, in its sole discretion, may establish a Target Award for each Participant.

3.3           Bonus Pool.  The Committee, in its sole discretion, shall establish a Bonus Pool for each Performance Period.  Actual Awards shall be paid from the Bonus Pool.

3.4           Discretion to Modify Awards.  Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (a) increase, reduce or eliminate a Participant’s Actual Award, and/or (b) increase, reduce or eliminate the amount allocated to the

Bonus Pool.  The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant.

3.6           Discretion to Determine Criteria.  Notwithstanding any contrary provision of the Plan, the Committee shall, in its sole discretion, determine the performance requirements applicable to any Target Award.  The requirements may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. Failure to meet the requirements will result in a failure to earn the Target Award, except as provided in Section 3.4.

SECTION 4
PAYMENT OF AWARDS

4.1           Right to Receive Payment.  Each Actual Award paid in cash shall be paid solely from the general assets of the Company and the Company may use all or a portion of its cash reserves to satisfy its obligations under the Plan.  Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2           Timing of Payment.  Payment of each Actual Award shall be made after the end of the Performance Period and after the Committee has determined the amount of the Actual Award  that has been earned.  Unless otherwise determined by the Committee, a Participant must be employed by the Company or any Affiliate on the date of payment, whether or not after the Performance Period, to receive a payment under the Plan.

4.3           Form of Payment.  Each Actual Award shall be paid in cash (or its equivalent) or such other consideration as may be determined by the Committee.  The payment may be subject to additional restrictions as may be determined by the Committee.

SECTION 5
ADMINISTRATION

5.1           Committee is the Administrator.  The Plan shall be administered by the Committee.  The Committee shall consist of not less than two (2) members of the Board.  If the Committee is not the Board, then the members of the Committee shall be appointed from time to time by, and serve at the request of, the Board.

5.2           Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions.  The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3           Decisions Binding.  All determinations and decisions made by the Committee and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4           Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, that no officer may have authority or powers under the Plan with respect to his or her own Actual Award.

SECTION 6
GENERAL PROVISIONS

6.1           Tax Withholding.  The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

6.2           No Effect on Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its Affiliates to terminate any Participant’s employment or service at any time, with or without cause.  For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service.  Employment with the Company and its Affiliates is on an at-will basis only.  The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

6.3           Participation.  No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4           Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.5           Nontransferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution.  All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7
AMENDMENT, TERMINATION AND DURATION

7.1           Amendment, Suspension or Termination.  The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason.

7.2           Duration of the Plan.  The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8
LEGAL CONSTRUCTION

8.1           Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2           Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3           Requirements of Law.  The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4           Governing Law.  The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Delaware but without regard to its conflict of law provisions.

8.5           Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.